Exhibit 99.1

For Immediate Release

CHOICE HOTELS INTERNATIONAL REPORTS 2020 FIRST QUARTER RESULTS
97% of domestic hotels remain open; Choice Hotels’ brands experience RevPAR index gains versus competition in Q1 and April

ROCKVILLE, Md., (May 11, 2020) - Choice Hotels International, Inc. (NYSE: CHH), one of the world's largest lodging franchisors, today reported its results for the three months ended March 31, 2020.

“The safety and well-being of guests, franchisees and associates is our top priority during these challenging times. We sincerely thank those who have been working to keep all of us safe through the COVID-19 crisis, particularly healthcare workers and first responders. The strength of our brands and dedication of our franchise owners and their staff, who are taking care of hotel guests in these trying times, have been truly remarkable. These unprecedented times have tested and shown that we possess the expertise, agility and rigor to respond to the challenges presented by the pandemic,” said Patrick Pacious, president and chief executive officer, Choice Hotels.

Towards the latter portion of the first quarter of 2020, the company adopted a number of mitigation measures, including mobilizing its efforts to provide a broad range of support to its franchisees, guests and communities, while preserving the company’s financial flexibility by bolstering liquidity and reducing discretionary spending. Highlights of first quarter 2020 results include:

•	Net income was $55.5 million for first quarter 2020, representing diluted earnings per share (EPS) of $0.99.

•	First quarter adjusted net income, excluding certain items described in Exhibit 6, decreased 9% to $42.8 million from first quarter 2019.

•	Adjusted EPS were $0.76, a 10% decrease from first quarter 2019.

•	Adjusted earnings before interest, taxes, depreciation, and amortization (EBITDA) for the first quarter were $69.2 million, an 8% decrease from first quarter 2019.

•
Domestic systemwide revenue per available room (RevPAR) declined 15% for first quarter 2020 compared to the same period of the prior year, outperforming total industry results by 430 basis points and exceeding growth within the primary chain scale segments in which the company competes, as reported by STR.

•	Awarded 42 new conversion franchise agreements in first quarter 2020 compared to 47 in the same period of the prior year.

•	Recognized a $30.6 million non-cash tax benefit in first quarter 2020 related to a restructuring of the company’s foreign operations.

Mr. Pacious further stated, “We believe that our resilient, asset-light, franchise-focused business model, strong balance sheet and proven portfolio of well-segmented brands - along with our expertise in the extended-stay and midscale segment - position us to navigate the broad impacts of the pandemic. In addition, our expectation is that our heavier mix of leisure travel and portfolio distribution in domestic drive-to markets will benefit us during the reopening of the economy, as we expect overall industry demand will rebound first in these segments. We believe that our long-term focus, disciplined capital allocation strategy and the targeted actions we have undertaken will help us and our franchisees weather the storm and allow us to capitalize on opportunities as these unprecedented circumstances subside.”

Balance Sheet and Liquidity

The company continues to benefit from its primarily franchise-only business model, which has historically provided a relatively stable earnings stream, low capital expenditure requirements and significant free cash flow. As a precautionary measure to further enhance liquidity, on April 16, 2020, Choice Hotels obtained a 364-day $250 million term loan with the possibility of a one year-extension subject to lender consent. Consequently, the company now has over $725 million in cash and available borrowing capacity through its revolving credit facility. The term loan will bear interest at LIBOR plus a range of +200 to +275 basis points, based on the company’s credit rating, with a 1% floor on the LIBOR rate and contains a similar covenant package to the company’s existing revolving credit facility.

Performance Trends

•
Domestic system-wide RevPAR decreased 15% for first quarter 2020 compared to the same period of the prior year, exceeding overall industry performance by 430 basis points. In the first quarter, Choice Hotels' brands outperformed the respective chain scales in which they primarily compete - upper-midscale, midscale and economy.

•
Through February 2020, domestic system-wide RevPAR trended at the high-end of the company’s previous provided guidance. However, in March 2020, domestic system-wide RevPAR decreased 37% over the prior year comparable period, with occupancy levels falling below 50%. Daily occupancy levels softened over the last ten days of the month and ranged between 26% and 33%.

•
In April, domestic system-wide RevPAR declined 60% over the prior year comparable period, with the last week of the month trending +280 bps in higher occupancy versus the prior week and nearly one-third of the domestic portfolio achieving occupancy levels at or above 40%. These trends of occupancy gains have continued into May and represent outperformance versus the company’s competitive chain scales (See Exhibit 7 for weekly occupancy trends).

•
The company’s expertise in the extended-stay segment positions Choice Hotels well in the current environment to attract and retain long-term occasion guests, with the WoodSpring Suites brand and the overall extended-stay portfolio experiencing occupancy levels in March at 72% and 69%, respectively. These trends have continued in April and May. WoodSpring Suites’ brand RevPAR decreased only 2.9% in first quarter 2020 over the prior year comparable period, while its occupancy levels have remained above 60% since mid-March, attesting to the brand’s resiliency.

•
Nearly 90% of the company's domestic hotels are in suburban, small towns and interstate locations, which have consistently reported higher occupancy levels industry-wide driven by relatively stronger consumer demand for these destinations compared to urban or resort locations.

•
As of May 6, 2020, 97% of the company’s more than 5,920 domestic hotels continue to operate. In addition, fewer than 20% of the company’s over 1,210 international hotels were temporarily closed as of May 6, 2020. The company experienced a higher number of re-openings domestically in the last two weeks and internationally since mid-April 2020.

Additional details for the company’s first quarter 2020 results are as follows:

Revenues

•	Total revenues were flat at $218.2 million for first quarter 2020, compared to the total revenues reported for the same period of 2019.

•	Total revenues excluding marketing and reservation system fees were relatively flat at $107.8 million for first quarter 2020 over the prior year comparable period.

•	First quarter 2020 domestic royalties were $66.3 million, a 12.2% decrease from the same period of 2019.

•	The company’s effective domestic royalty rate for first quarter 2020 increased 10 basis points to 4.94% over the prior year first quarter.

•	Procurement services revenue increased 15% in first quarter 2020 to $13.8 million, compared to the same period of the prior year.

Development

•
The company’s extended stay portfolio continued to expand, reaching 410 domestic hotels, a 9.6% increase since March 31, 2019, and the domestic extended-stay pipeline reached nearly 300 hotels awaiting conversion, under construction or approved for development. Specifically, the WoodSpring Suites brand achieved over 8% growth in the number of open domestic hotels and a 20% increase in its domestic pipeline.

•
The number of domestic hotels and rooms, as of March 31, 2020, increased 1.2% and 2.7%, respectively, from March 31, 2019. The upscale room portfolio expanded 42% since March 31, 2019, including a 25% increase for the Cambria Hotels brand and a 48% increase for the Ascend Hotel Collection, which includes 17 properties associated with the company's strategic partnership with AMResorts, an Apple Leisure Group brand.

•	The number of international hotels and rooms as of March 31, 2020, increased 6.3% and 15.2%, respectively, from the comparable period of 2019.

•
The company's total domestic pipeline of hotels awaiting conversion, under construction, or approved for development, as of March 31, 2020, reached 1,000 hotels and over 80,000 rooms, with the Comfort brand’s domestic unit pipeline representing over a quarter of the total domestic pipeline.

•	The company awarded 58 domestic franchise agreements in first quarter 2020, a 27% decrease compared to the same period of the prior year. Nearly 60% of the domestic franchise agreements awarded in the first quarter were executed in the month of March, of which approximately 90% were awarded in the second half of the month alone.

Cost Management Program

The company’s management and the board of directors have taken steps to adjust the company’s cost structure and increase its financial flexibility, including:

•	Reduced the compensation of the board of directors, chief executive officer and other executive officers for the remainder of 2020.

•	Implemented a hiring freeze, except for certain critical positions, and suspended 401(k) matching for the remainder of 2020.

•	Since the beginning of the first quarter, reduced its global workforce by more than 20% through a combination of layoffs and furloughs.

•	Eliminated, reduced or deferred non-essential expenditures, discretionary capital expenditures and investments.

•	Temporarily suspended activity under the company’s share repurchase plan.

•	Suspended future, undeclared dividends in the approximate aggregate amount of $25 million for at least the remainder of 2020.

The company estimates that its cost cutting measures, including those listed above, will reduce 2020 selling, general and administrative costs by approximately 25%. While the company has implemented targeted cost and efficiency measures to adapt to the new environment, it believes that opportunities to further increase financial flexibility still remain under various scenarios.

COVID-19 Response - Franchisee, Guest and Community Support

The company has launched a number of broad-ranging initiatives to support its franchisees during this challenging time. The measures to date include, but are not limited to, the following:

•	Implemented fee-deferral and other programs to support franchisees through the crisis.

•
Advocated with the federal government to secure and expand franchisees’ access to capital resulting in over 6,800 application submissions for government relief SBA programs and other CARES Act benefits.

•
Established a proactive, ongoing multi-channel franchisee outreach and education program being utilized by thousands of hotel owners to learn how to access newly available capital and reduce their operating costs.

•	Drove business to its franchised hotels from a wide variety of industries, government and emergency-management agencies, translating to an increase in occupancy.

In addition, Choice Hotels and its franchisees have taken a number of steps to support guests, local communities and those affected by COVID-19, including:

•	Revised Choice Hotels’ guest cancellation policy and deferred the expiration of loyalty points to provide travelers greater flexibility during these challenging times.

•
Launched the “Commitment to Clean” initiative to provide hotels with the latest resources and training to achieve superior levels of cleanliness and address health and safety concerns associated with the COVID-19 pandemic, leveraging the company’s long-standing relationship with Ecolab, an industry expert and global leader in water, hygiene and infection prevention technologies and services; guidance from the Centers for Disease Control and Prevention (CDC), the World Health Organization and the U.S. Travel Association; Choice’s membership in the American Hotel and Lodging Association (AHLA) Safe Stay Advisory Council; and

insights from the company’s franchisee advisory councils, which represent its hotel owners across the country.

•
Offered members of the company’s Choice Privileges loyalty program the option to donate points towards Serta, Inc.’s initiative to help address nationwide hospital bed shortages caused by the pandemic, the American Red Cross’ COVID-19 relief efforts, the International Franchise Association’s “Franchising Gives Back” program and Operation Homefront’s drive to provide hotel rooms for service members and their families who have been displaced from their current housing due to COVID-19. In addition, Choice Hotels is matching loyalty point donations to various degrees and making its own contributions.

•	Offered discounted hotel rates to essential workers and volunteers serving communities across the country during the COVID-19 crisis.

Dividends and Stock Repurchases

The company will continue to follow a prudent and disciplined capital allocation strategy and ensure the level of investment activity is aligned with the current environment.

Dividends
During the three months ended March 31, 2020, the company paid cash dividends totaling $12.8 million. In first quarter 2020, the company declared a cash dividend on its common stock of $0.225 per share, which was paid on April 16, 2020. The company suspended the payout of future dividends for at least the remainder of 2020, as previously disclosed on April 8, 2020. As a result, total dividends paid during 2020 will be approximately $25 million.

Stock Repurchases
During the three months ended March 31, 2020, the company repurchased approximately 0.7 million shares of common stock for approximately $54.1 million under its stock repurchase program, as well as through repurchases from employees in connection with tax withholding and option exercises relating to awards under the company’s equity incentive plans. As of March 31, 2020, the company had 3.4 million shares remaining under the current share repurchase authorization. The company has temporarily suspended share repurchases under the stock repurchase program as previously disclosed on April 8, 2020 but may continue to repurchase stock from employees in conjunction with tax withholding and option exercises under the company’s equity incentive plans.

Outlook
On March 17, 2020, the company announced that it withdrew its previously issued outlook for 2020 and will not be providing formal guidance at this time. The ultimate and precise impact of COVID-19 on second quarter and full year 2020 is unknown at this time, as it will depend on the duration of social distancing and shelter-in-place mandates, the confidence level of consumers to travel and the pace and level of the broader macroeconomic recovery.

The company currently expects the impact of COVID-19 on business performance will be more significant for the quarter ended June 30, 2020, than the quarter ended March 31, 2020, as the adverse effects on the domestic market, where the majority of Choice Hotels’ franchised hotels are located, only began to be observed in March. Based on experts’ projections economic activity is expected to begin to stabilize in third quarter 2020, and a recovery, spurred by the government stimulus and anticipated pent-up travel demand, will likely be underway by fourth quarter 2020. The company is optimistic that it will experience some degree of sequential improvement in the back half of 2020.

As the year progresses, the company will continue to evaluate the impact of COVID-19 across its business and will provide further updates in the next earnings report based on the best information then available.

Conference Call
Choice Hotels International will conduct a conference call on Monday, May 11, 2020, at 11:00 a.m. Eastern Time to discuss the company’s first quarter 2020 earnings results. The dial-in number to listen to the call domestically is 1-888-349-0087 and the number for international participants is 1-412-317-5259. A live webcast will also be available on the company’s investor relations website, http://investor.choicehotels.com/, and can be accessed via the Financial Performance and Presentations tab.

About Choice Hotels
Choice Hotels International, Inc. (NYSE: CHH) is one of the largest lodging franchisors in the world. With more than 7,100 hotels, representing over 590,000 rooms, in over 40 countries and territories as of March 31, 2020 the Choice® family of hotel brands provide business and leisure travelers with a range of high-quality lodging options from limited service to full-service hotels in the upscale, midscale, extended-stay and economy segments. The award-winning Choice Privileges® loyalty program offers members benefits ranging from everyday rewards to exceptional experiences. For more information, visit www.choicehotels.com.

Forward-Looking Statement
Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, our use of words such as "expect," "estimate," "believe," "anticipate," "should," "will," "forecast," "plan," "project," "assume," or similar words of futurity identify such forward-looking statements. These forward-looking statements are based on management's current beliefs, assumptions, and expectations regarding future events, which, in turn, are based on information currently available to management. Such statements may relate to projections of the company's revenue, expenses, earnings, debt levels, ability to repay outstanding indebtedness, payment of dividends, repurchases of common stock, and other financial and operational measures, including occupancy and open hotels, the company's ability to benefit from any rebound in leisure demand, our liquidity, our ability to assist franchisees through relief or other financial measures, our ability to minimize or manage disruptions posed by COVID-19, our ability to achieve cost savings and reduce discretionary spending and investments, and the impact of COVID-19 and economic conditions on our future operations, among other matters. We caution you not to place undue reliance on any such forward-looking statements. Forward-looking statements do not guarantee future performance and involve known and unknown risks, uncertainties, and other factors.

Several factors could cause actual results, performance, or achievements of the company to differ materially from those expressed in or contemplated by the forward-looking statements. Such risks include, but are not limited to, continuation, resurgence, or worsening of the COVID-19 pandemic, including quarantines, “stay-at-home” orders, or other travel restrictions; new information which may emerge concerning the severity or impact of the COVID-19 pandemic and the development of vaccines and treatments for COVID-19; changes in consumer demand and confidence, including the impact of the COVID-19 pandemic on unemployment rates, consumer discretionary spending and the demand for travel, transient and group business; the impact of COVID-19 on the global hospitality industry, particularly but not exclusively in the U.S. travel market; the success of our mitigation efforts in response to the COVID-19 pandemic; the performance of our brands and categories in any recovery from the COVID-19 pandemic disruption; the timing and amount of future dividends and share repurchases; changes to general, domestic, and foreign economic conditions, including access to liquidity and capital as a result of COVID-19; future domestic or global outbreaks of COVID-19 or other epidemics, pandemics or contagious diseases or fear of such outbreaks; changes in law and regulation applicable to the travel, lodging, or franchising industries; foreign currency fluctuations; impairments or declines in value of the company's assets; operating risks common in the travel, lodging, or franchising industries; changes to the desirability of our brands as viewed by hotel operators and customers; changes to the terms or termination of our contracts with franchisees and our relationships with our franchisees; our ability to keep pace with improvements in technology utilized for marketing and reservations systems and other operating systems; the commercial acceptance of our SaaS technology solutions division's products and services; our ability to grow our franchise system; exposure to risks related to our hotel development, financing, and ownership activities; exposures to risks associated with our investments in new businesses; fluctuations in the supply and demand for hotel rooms; our ability to realize anticipated benefits from acquired businesses; impairments or losses relating to acquired businesses; the level of acceptance of alternative growth strategies we may implement; cyber security and data breach risks; ownership and financing activities; hotel closures or financial difficulties of our franchisees; operating risks associated with our international operations, especially in areas currently most affected by COVID-19; the outcome of litigation; our ability to effectively manage our indebtedness and secure our indebtedness; and any future resurgence of COVID-19. These and other risk factors are discussed in detail in the company's filings with the Securities and Exchange Commission, including our annual report on Form 10-K and our quarterly reports filed on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.

Non-GAAP Financial Measurements
The company evaluates its operations utilizing the performance metrics of adjusted EBITDA, revenues excluding marketing and reservation system activities, adjusted net income, and adjusted EPS, which are all non-GAAP financial measurements. These measures, which are reconciled to the comparable GAAP measures in Exhibit 6, should not be considered as an alternative to any measure of performance or liquidity as promulgated under or authorized by GAAP, such as net income, EPS, and total revenues. The company’s calculation of these measurements may be different from the calculations used by other companies and comparability may therefore be limited.

We discuss management’s reasons for reporting these non-GAAP measures and how each non-GAAP measure is calculated below.

In addition to the specific adjustments noted below with respect to each measure, the non-GAAP measures presented herein also exclude debt-restructuring costs, restructuring of the company’s operations including employee severance benefit and legal costs and gains and losses on sale and impairment of assets primarily related to the company’s operations that provide Software as a Service (“SaaS”) technology solutions to vacation-rental management companies to allow for period-over-period comparison of ongoing core operations before the impact of these discrete and infrequent charges.

Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization: Adjusted EBITDA reflects net income excluding the impact of interest expense, interest income, provision for income taxes, depreciation and amortization, franchise-agreement acquisition cost amortization, other (gains) and losses, equity in net income (loss) of unconsolidated affiliates, mark-to-market adjustments on non-qualified retirement plan investments, share based compensation expense (benefit) and surplus or deficits generated by marketing and reservation-system activities. We consider adjusted EBITDA to be an indicator of operating performance because it measures our ability to service debt, fund capital expenditures, and expand our business. We also use adjusted EBITDA, as do analysts, lenders, investors, and others, to evaluate companies because it excludes certain items that can vary widely across industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels, and credit ratings and share based compensation expense (benefit) is dependent on the design of compensation plans in place and the usage of them. Accordingly, the impact of interest expense and share based compensation expense (benefit) on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provision for income taxes can vary considerably among companies. Adjusted EBITDA also excludes depreciation and amortization because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets or amortizing franchise-agreement acquisition costs. These differences can result in considerable variability in the relative asset costs and estimated lives and, therefore, the depreciation and amortization expense among companies. Mark-to-market adjustments on non-qualified retirement-plan investments recorded in SG&A are excluded from EBITDA, as the company accounts for these investments in accordance with accounting for deferred-compensation arrangements when investments are held in a rabbi trust and invested. Changes in the fair value of the investments are recognized as both compensation expense in SG&A and other gains and losses. As a result, the changes in the fair value of the investments do not have a material impact on the company’s net income. Surpluses and deficits generated from marketing and reservation activities are excluded, as the company’s franchise agreements require the marketing and reservation-system revenues to be used exclusively for expenses associated with providing franchise services, such as central reservation and property-management systems, reservation delivery, and national marketing and media advertising. Franchisees are required to reimburse the company for any deficits generated from these marketing and reservation-system activities and the company is required to spend any surpluses generated in future periods. Since these activities will be managed to break-even over time, quarterly or annual surpluses and deficits have been excluded from the measurements utilized to assess the company’s operating performance.

Adjusted Net Income and Adjusted Earnings Per Share: Adjusted net income and EPS exclude the impact of surpluses or deficits generated from marketing and reservation-system activities. Surpluses and deficits generated from marketing and reservation activities are excluded, as the company’s franchise agreements require the marketing and reservation system revenues to be used exclusively for expenses associated with providing franchise services, such as central reservation and property-management systems, reservation delivery, and national marketing and media advertising. Franchisees are required to reimburse the company for any deficits generated from these marketing and reservation-system activities and the company is required to spend any surpluses generated in future periods. Since these activities will be managed to break-even over time, quarterly or annual surpluses and deficits have been excluded from the measurements utilized to assess the company’s operating performance. We consider adjusted net income and adjusted EPS to be indicators of operating performance because excluding these items allow for period-over-period comparisons of our ongoing operations.

Revenues, Excluding Marketing and Reservation System Activities: The company reports revenues, excluding marketing and reservation-system activities. The company is no longer excluding the other non-hotel franchising revenues from these measures because their impact is insignificant on the company’s overall results. These non-GAAP measures we present are commonly used measures of performance in our industry and facilitate comparisons between the company and its competitors. Marketing and reservation-system activities are excluded, as the company’s franchise agreements require the marketing and reservation-system revenues to be used exclusively for expenses associated with providing franchise services, such as central reservation and property-management systems, reservation delivery, and national marketing and media advertising. Franchisees are required to reimburse the company for any deficits generated from these marketing and reservation-system activities and the company is required to spend any surpluses generated in future periods. Since these activities will be managed to break-even over time, quarterly or annual surpluses and deficits have been excluded from the measurements utilized to assess the company’s operating performance.

Contacts
Scott Oaksmith, Senior Vice President, Real Estate and Finance
Allie Summers, Director, Executive Reporting and Investor Relations

IR@choicehotels.com

© 2020 Choice Hotels International, Inc. All rights reserved.

Choice Hotels International, Inc. and Subsidiaries			Exhibit 1
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended March 31,
			Variance
	2020	2019	$	%
(In thousands, except per share amounts)

REVENUES

Royalty fees	$70,339	$80,353	$(10,014)	(12)%
Initial franchise and relicensing fees	7,284	6,807	477	7%
Procurement services	13,797	11,947	1,850	15%
Marketing and reservation system	110,385	110,064	321	0%
Owned hotels	9,422	—	9,422	NM
Other	6,948	9,149	(2,201)	(24)%
Total revenues	218,175	218,320	(145)	(0)%

OPERATING EXPENSES

Selling, general and administrative	28,835	39,514	(10,679)	(27)%
Depreciation and amortization	6,529	3,616	2,913	81%
Marketing and reservation system	130,447	119,839	10,608	9%
Owned hotels	6,034	—	6,034	NM
Total operating expenses	171,845	162,969	8,876	5%

Impairment of goodwill & long-lived assets	—	(10,401)	10,401	(100%)
Gain on sale of assets, net	—	100	(100)	(100%)

Operating income	46,330	45,050	1,280	3%

OTHER INCOME AND EXPENSES, NET
Interest expense	11,380	11,211	169	2%
Interest income	(2,288)	(2,613)	325	(12)%
Other losses (gains)	4,277	(2,198)	6,475	(295)%
Loss on extinguishment of debt	607	—	607	NM
Equity in net loss of affiliates	1,955	2,171	(216)	(10)%
Total other income and expenses, net	15,931	8,571	7,360	86%

Income before income taxes	30,399	36,479	(6,080)	(17)%
Income tax (benefit) expense	(25,064)	6,398	(31,462)	(492)%
Net income	$55,463	$30,081	$25,382	84%

Basic earnings per share	$1.00	$0.54	$0.46	85%

Diluted earnings per share	$0.99	$0.54	$0.45	83%

Choice Hotels International, Inc. and Subsidiaries		Exhibit 2
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands, except per share amounts)	March 31,	December 31,
	2020	2019

ASSETS

Cash and cash equivalents	$321,954	$33,766
Accounts receivable, net	148,281	141,566
Other current assets	61,044	61,257
Total current assets	531,279	236,589

Intangible assets, net	292,030	290,421
Goodwill	159,196	159,196
Property and equipment, net	351,045	351,502
Investments in unconsolidated entities	78,583	78,655
Notes receivable, net of allowances	102,759	103,054
Investments, employee benefit plans, at fair value	21,083	24,978
Operating lease right-of-use-assets	23,689	24,088
Other assets	144,288	118,189

Total assets	$1,703,952	$1,386,672

LIABILITIES AND SHAREHOLDERS' DEFICIT

Accounts payable	$68,987	$73,449
Accrued expenses and other current liabilities	65,939	90,364
Deferred revenue	60,442	71,594
Current portion of long-term debt	7,335	7,511
Liability for guest loyalty program	52,717	82,970
Total current liabilities	255,420	325,888

Long-term debt	1,208,945	844,102
Deferred revenue	126,656	112,662
Liability for guest loyalty program	81,291	46,698
Operating lease liabilities	20,196	21,270
Deferred compensation and retirement plan obligations	25,869	29,949
Other liabilities	29,429	29,614

Total liabilities	1,747,806	1,410,183

Total shareholders' deficit	(43,854)	(23,511)

Total liabilities and shareholders' deficit	$1,703,952	$1,386,672

Choice Hotels International, Inc. and Subsidiaries		Exhibit 3
Condensed Consolidated Statements of Cash Flows
(Unaudited)

(In thousands)	Three Months Ended March 31,

	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:

Net income	$55,463	$30,081

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,529	3,616
Depreciation and amortization - marketing and reservation system	4,873	4,521
Franchise agreement acquisition cost amortization	2,819	2,685
Impairment of goodwill and long lived assets	—	10,401
Gain on disposal of assets	—	(2,120)
Provision for credit losses, net	7,686	2,983
Loss on extinguishment of debt	607	—
Non-cash stock compensation and other charges	(2,575)	3,989
Non-cash interest and other loss (income)	4,339	(2,495)
Deferred income taxes	(26,677)	(2,257)
Equity in net losses from unconsolidated joint ventures, less distributions received	2,105	3,954
Franchise agreement acquisition costs, net of reimbursements	(7,122)	(6,401)
Change in working capital & other, net of acquisition	(42,283)	(31,014)
NET CASH PROVIDED BY OPERATING ACTIVITIES	5,764	17,943

CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in property and equipment	(6,229)	(14,906)
Investment in intangible assets	(1,004)	(760)
Proceeds from sales of assets	—	10,585
Contributions to equity method investments	(2,201)	(8,495)
Distributions from equity method investments	157	5,724
Purchases of investments, employee benefit plans	(1,544)	(1,603)
Proceeds from sales of investments, employee benefit plans	1,697	1,637
Issuance of notes receivable	(5,778)	(1,755)
Collections of notes receivable	63	5,096
Other items, net	14	197
NET CASH USED IN INVESTING ACTIVITIES	(14,825)	(4,280)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings pursuant to revolving credit facilities	396,800	42,400
Proceeds from the issuance of long-term debt	—	8,491
Principal payments on long-term debt	(33,239)	(123)
Purchase of treasury stock	(54,072)	(31,951)
Dividends paid	(12,791)	(12,163)
Payments on transfer of interest in notes receivable	—	(24,409)
Proceeds from exercise of stock options	1,235	9,203

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	297,933	(8,552)

Net change in cash and cash equivalents	288,872	5,111
Effect of foreign exchange rate changes on cash and cash equivalents	(684)	57
Cash and cash equivalents at beginning of period	33,766	26,642

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$321,954	$31,810

CHOICE HOTELS INTERNATIONAL, INC AND SUBSIDIARIES										Exhibit 4
SUPPLEMENTAL OPERATING INFORMATION
DOMESTIC HOTEL SYSTEM (1)
(UNAUDITED)

	For the Three Months Ended March 31, 2020			For the Three Months Ended March 31, 2019			Change

	Average Daily			Average Daily			Average Daily
	Rate	Occupancy	RevPAR	Rate	Occupancy	RevPAR	Rate	Occupancy		RevPAR

Comfort(2)	$87.57	48.3%	$42.33	$90.78	56.0%	$50.80	(3.5)%	(770)	bps	(16.7)%
Sleep	78.82	48.9%	38.54	82.35	55.7%	45.89	(4.3)%	(680)	bps	(16.0)%
Quality	72.79	41.7%	30.37	75.87	48.0%	36.40	(4.1)%	(630)	bps	(16.6)%
Clarion(3)	74.60	36.6%	27.33	78.39	43.2%	33.83	(4.8)%	(660)	bps	(19.2)%
Econo Lodge	57.25	38.3%	21.94	59.50	42.2%	25.10	(3.8)%	(390)	bps	(12.6)%
Rodeway	59.61	40.9%	24.36	60.70	44.4%	26.98	(1.8)%	(350)	bps	(9.7)%
WoodSpring Suites	47.02	70.3%	33.05	45.36	75.0%	34.04	3.7%	(470)	bps	(2.9)%
MainStay	78.35	53.9%	42.25	82.51	58.7%	48.46	(5.0)%	(480)	bps	(12.8)%
Suburban	54.19	61.8%	33.51	58.36	67.7%	39.49	(7.1)%	(590)	bps	(15.1)%
Cambria Hotels	131.95	48.2%	63.55	134.26	61.3%	82.26	(1.7)%	(1,310)	bps	(22.7)%
Ascend Hotel Collection	119.06	46.2%	54.99	116.61	56.0%	65.26	2.1%	(980)	bps	(15.7)%
Total	$74.22	46.1%	$34.24	$77.18	52.2%	$40.28	(3.8)%	(610)	bps	(15.0)%

Effective Royalty Rate

	For the Quarter Ended
	3/31/2020	3/31/2019

System-wide(4)	4.94%	4.84%

(1) In response to partial hotel closures resulting from the COVID-19 pandemic, the Company revised its calculation of Occupancy to be reflective of full room availability. Additionally, the Company also made minor revisions to its ADR calculations, with respect to complimentary rooms. The revised ADR, Occupancy and RevPAR are reflected in the tables above for all periods noted.

(2) Includes Comfort family of brand extensions including Comfort and Comfort Suites
(3) Includes Clarion family of brand extensions including Clarion and Clarion Pointe
(4) Includes United States and Caribbean countries and territories

CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES							Exhibit 5
SUPPLEMENTAL HOTEL AND ROOM SUPPLY DATA
(UNAUDITED)

	March 31, 2020		March 31, 2019		Variance
	Hotels	Rooms	Hotels	Rooms	Hotels	Rooms	%	%

Comfort(1)	1,621	127,563	1,614	126,396	7	1,167	0.4%	0.9%
Sleep	399	28,188	396	28,111	3	77	0.8%	0.3%
Quality	1,688	128,951	1,642	126,735	46	2,216	2.8%	1.7%
Clarion(2)	178	22,548	173	21,908	5	640	2.9%	2.9%
Econo Lodge	794	47,774	837	50,539	(43)	(2,765)	(5.1)%	(5.5)%
Rodeway	581	33,404	602	34,523	(21)	(1,119)	(3.5)%	(3.2)%
WoodSpring Suites	277	33,303	256	30,766	21	2,537	8.2%	8.2%
MainStay	73	4,636	64	4,281	9	355	14.1%	8.3%
Suburban	60	6,082	54	5,700	6	382	11.1%	6.7%
Cambria Hotels	50	7,222	41	5,797	9	1,425	22.0%	24.6%
Ascend Hotel Collection	205	22,202	179	14,956	26	7,246	14.5%	48.4%

Domestic Franchises(3)	5,926	461,873	5,858	449,712	68	12,161	1.2%	2.7%

International Franchises	1,219	136,350	1,147	118,400	72	17,950	6.3%	15.2%

Total Franchises	7,145	598,223	7,005	568,112	140	30,111	2.0%	5.3%

(1) Includes Comfort family of brand extensions including Comfort and Comfort Suites
(2) Includes Clarion family of brand extensions including Clarion and Clarion Pointe
(3) Includes United States and Caribbean countries and territories

CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES		Exhibit 6
SUPPLEMENTAL NON-GAAP FINANCIAL INFORMATION
(UNAUDITED)

REVENUES, EXCLUDING MARKETING AND RESERVATION ACTIVITIES
(dollar amounts in thousands)	Three Months Ended March 31,
	2020	2019

Total Revenues	$218,175	$218,320
Adjustments:
Marketing and reservation system revenues	(110,385)	(110,064)
Revenues, excluding marketing and reservation activities	$107,790	$108,256

ADJUSTED EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION ("EBITDA")
(dollar amounts in thousands)	Three Months Ended March 31,
	2020	2019
Net income	$55,463	$30,081
Income taxes	(25,064)	6,398
Interest expense	11,380	11,211
Interest income	(2,288)	(2,613)
Other losses (gains)	4,277	(2,198)
Loss on extinguishment of debt	607	—
Equity in net loss of affiliates	1,955	2,171
Depreciation and amortization	6,529	3,616
Gain on sale of assets, net	—	(100)
Impairment of goodwill & long-lived assets	—	10,401
Mark to market adjustments on non-qualified retirement plan investments	(4,334)	2,173
Operational restructuring charges	1,364	—
Share-based compensation	(2,327)	3,084
Marketing and reservation system reimbursable (surplus) deficit	20,062	9,775
Franchise agreement acquisition costs amortization	1,598	1,521
Adjusted EBITDA	$69,222	$75,520

ADJUSTED NET INCOME AND ADJUSTED DILUTED EARNINGS PER SHARE (EPS)
(dollar amounts in thousands, except per share amounts)	Three Months Ended March 31,
	2020	2019
Net income	$55,463	$30,081
Adjustments:
Marketing and reservation system reimbursable deficit	16,328	7,986
Impairment of goodwill & long-lived assets	—	9,149
Loss on extinguishment of debt	493	—
Operational restructuring charges	1,070	—
Foreign tax benefit on international restructuring	(30,572)	—
Adjusted Net Income	$42,782	$47,216

Diluted Earnings Per Share	$0.99	$0.54
Adjustments:
Marketing and reservation system reimbursable deficit	0.29	0.14
Impairment of goodwill & long-lived assets	—	0.16
Loss on extinguishment of debt	0.01	—
Operational restructuring charges	0.02	—
Foreign tax benefit on international restructuring	(0.55)	—
Adjusted Diluted Earnings Per Share (EPS)	$0.76	$0.84

CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES		Exhibit 7
DOMESTIC SYSTEM-WIDE OCCUPANCY VERSUS INDUSTRY (1)
(UNAUDITED)

	Choice	Total
Week beginning	Hotels	Industry
March 8, 2020	51.2%	53.0%
March 15, 2020	38.2%	30.3%
March 22, 2020	30.1%	22.6%
March 29, 2020	28.8%	21.6%
April 5, 2020	27.7%	21.0%
April 12, 2020	30.1%	23.4%
April 19, 2020	31.6%	26.0%
April 26, 2020	34.4%	28.6%
Average	34.0%	28.3%

(1) Source: Smith Travel Research (STR), STR Weekly Hotel Review.